Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10011

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

February 25, 2026

Medline Inc.

3 Lakes Drive

Northfield, Illinois 60093

To the Addressee Stated Above:

We have acted as counsel to Medline Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of an aggregate of up to 47,730,442 shares (the “Shares”) of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”), consisting of: (i) up to 39,613,729 shares of Class A Common Stock that may be issued by the Company pursuant to the Medline Inc. 2025 Omnibus Incentive Plan (the “2025 Omnibus Plan”) and (ii) up to 8,116,713 shares of Class A Common Stock that may be issued by the Company pursuant to the Medline Inc. 2025 Employee Stock Purchase Plan (the “ESPP” and, together with the 2025 Omnibus Plan, the “Plans”).

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company (the “Amended Certificate”) and the Plans, each of which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

NEW YORK BEIJING BOSTON BRUSSELS HONG KONG HOUSTON LONDON LOS ANGELES LUXEMBOURG PALO ALTO SÃO PAULO TOKYO

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that upon issuance and delivery in accordance with the Plans, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP